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                                                                    EXHIBIT 11

                       WESTINGHOUSE ELECTRIC CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS

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                                                       1993             1992             1991
                                                   ------------     ------------     ------------
EQUIVALENT SHARES:
     Average shares outstanding.................    349,416,570      342,637,241      310,905,616
     Additional shares due to: Stock options....      3,485,100        3,466,167        3,078,626
                                                   ------------     ------------     ------------
          Total equivalent shares...............    352,901,670      346,103,408      313,984,242
                                                   ------------     ------------     ------------
                                                   ------------     ------------     ------------
ADJUSTED EARNINGS (IN MILLIONS):
     Income (loss) from Continuing Operations...   $       (175)    $        357     $        335
     Less: Preferred stock dividends............             50               28               --
                                                   ------------     ------------     ------------
     Adjusted income (loss) from Continuing
       Operations...............................           (225)             329              335
     Loss from Discontinued Operations..........            (95)          (1,413)          (1,421)
     Cumulative effect of changes in accounting
       principles...............................            (56)            (338)              --
                                                   ------------     ------------     ------------
     Adjusted net income (loss) after cumulative
       effect of changes in accounting
       principles...............................   $       (376)    $     (1,422)    $     (1,086)
                                                   ------------     ------------     ------------
                                                   ------------     ------------     ------------
EARNINGS (LOSS) PER SHARE:
     From Continuing Operations.................   $       (.64)    $        .95     $       1.07
     From Discontinued Operations...............           (.27)           (4.08)           (4.53)
     From cumulative effect of changes in
       accounting principles....................           (.16)            (.98)              --
                                                   ------------     ------------     ------------
Earnings per share on net income (loss).........   $      (1.07)    $      (4.11)    $      (3.46)
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